Exhibit 5.1

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

November 9, 2023

Vox Royalty Corp.

66 Wellington Street West, Suite 5300, TD Bank Tower
Toronto, Ontario M5K 1E6
Canada

Re: Vox Royalty Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Vox Royalty Corp. (the “Company”), dated as of November 9, 2023, with the United States Securities and Exchange Commission in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), whereby an aggregate of 9,215,131 common shares, without par value, of the Company (“Common Shares”) are registered to be issued in accordance with (i) the Vox Royalty Corp. 2020 Omnibus Long-Term Incentive Plan (the “2020 Plan”), and (ii) the Vox Royalty Corp. 2023 Omnibus Long-Term Incentive Plan (the “2023 Plan” and, together with the 2020 Plan, the “Plans” and each a “Plan”).

The Common Shares subject to the Registration Statement consist of: (A) (i) 2,518,376 Common Shares underlying options, restricted share units, and performance share units previously granted under the 2020 Plan; (ii) 24,582 Common Shares underlying options, deferred share units, restricted share units, and performance share units previously granted under the 2023 Plan; and (iii) up to 4,855,062 Common Shares issuable pursuant to the 2023 Plan (collectively, the “Reserved Plan Shares”) and (B) 1,817,111 Common Shares being registered for resale issued pursuant to the Plans (the “Reoffer Shares” and, together with the Reserved Plan Shares, the “Plan Shares”).

For the purpose of this opinion, we have made such investigations and examined the originals, or duplicate, certified, conformed, facsimiled or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers, or other representatives of the Company, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including (i) the corporate and organizational documents of the Company, including the certificate of incorporation, the articles and the by-laws, (ii) the resolutions of the Board of Directors of the Company with respect to the offering and issuance of the Plan Shares and certain related matters, (iii) the Plans, (iv) the Registration Statement and exhibits thereto, and (v) the prospectus related to the Registration Statement.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. In making our examination of executed documents or documents which may be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and that such documents constitute or will constitute valid and binding obligations of the parties thereto.

In connection with our opinions expressed below, we have assumed that, at or prior to the time of the issuance of any such Plan Shares, the authorization to issue the Plan Shares pursuant to the Plans will not have been modified or rescinded by the Board and there will not have occurred any change in law affecting the validity or enforceability of such issuance of Plan Shares. We have also assumed that neither the issuance of the Plan Shares, nor the compliance by the Company with the terms of the Plans, will violate any applicable federal, provincial or state law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are solicitors qualified to carry on the practice of law in the Province of Ontario, and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions herein are limited to the laws of the Province of Ontario, and the federal laws of Canada applicable therein in effect as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in the laws of the Province of Ontario and the federal laws of Canada applicable therein. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation.

Based upon and subject to the foregoing, as of the date hereof, we are of the opinion that the Plan Shares have been validly authorized and, (i) the Reserved Plan Shares, when and if issued in accordance with the terms of the applicable Plan, will be validly issued and outstanding as fully paid and non-assessable Common Shares and (ii) the Reoffer Shares have been validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

This opinion is provided solely for the benefit of the addressee of this opinion in connection with the filing of the Registration Statement. This opinion may not be relied upon by anyone else or used for any other purpose without our prior written consent.

Yours truly,

/s/ McCarthy Tétrault LLP